Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) by and between Howard Raff (“Executive”) and Aimmune Therapeutics, Inc., a Delaware corporation (the “Company”), is made effective as of the eighth (8th) day following the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A. Executive’s employment with the Company and status as an officer and employee of the Company and each of its affiliates will end effective upon the Separation and Retirement Date (as defined below).

B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Separation and Retirement Date.  Executive acknowledges and agrees that his status as an officer, director and employee of the Company will end effective as of October 31, 2015 (the “Separation and Retirement Date”).  Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company and each of its subsidiaries; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2. Transition Consulting Services.

(a) Consulting Period.  During the period of time (the “Consulting Period”) commencing on the Separation and Retirement Date and ending on the first anniversary of the Separation and Retirement Date (the “Consulting Period End Date”), Executive shall be available to provide services to the Company, on a non-exclusive basis, as a consultant and shall provide transition services (the “Transition Services”) on an as-needed basis in Executive’s areas of expertise and work experience and responsibility.  Executive acknowledges and agrees that, during the Consulting Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any competitor of the Company.  During the Consulting Period, Executive reaffirms his commitment to remain in compliance with that certain Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), it being understood that the term “employment” as used in the Confidentiality Agreement shall include the Transition Services during the Consulting Period.

(b) Consulting Fees.  In exchange for the performance of the Transition Services during the Consulting Period, the Company shall pay to Executive hourly consulting fees as an independent contractor (the “Consulting Fees”) in an amount equal to $300 per hour, provided, that Executive must have written pre-approval from the Chief Executive Officer of the Company prior to providing more than 25 hours of Transition Services in any seven day period.  Consulting Fees will be paid to Executive in accordance with the Company’s standard procedures for paying contractors following Executive’s delivery to the Company of a reasonably detailed written invoice and the Chief Executive Officer’s approval thereof.

(c) Benefits.  As an independent contractor, Executive understands and agrees that, while performing any services for the Company after the Separation and Retirement Date, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual.  To the extent that Executive was deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation.

(d) Equity Awards.  During the Consulting Period, Executive’s (i) option to purchase shares of Company common stock granted on May 13, 2015 (the “Option”) pursuant to the 2015 Equity Incentive Award Plan and the option agreement evidencing such Option (the “Option Agreement”) and (ii) restricted shares of Company common stock Executive acquired upon exercise of the option to purchase shares of Company common stock granted on August 22, 2013 (the “Restricted Shares”) pursuant to the 2013 Stock Plan and the option and restricted stock agreements evidencing such Restricted Shares (the “Restricted Share Agreement”) shall each continue to vest in accordance with their original vesting schedules (after giving effect to the accelerated vesting provided in Section 4(b) below), subject to Executive continuing to provide the Transition Services to the Company.  In the event Executive ceases to provide the Transition Services (including upon the Consulting Period End Date), any unvested portion of the Option shall be forfeited and any Restricted Shares that remain subject to a right of repurchase shall be deemed repurchased, in each case, as of the date of such complete cessation of services.  Executive acknowledges and agrees that any portion of the Option that has not been exercised as of the three (3)-month anniversary of the Separation and Retirement Date shall no longer qualify for favorable tax treatment as “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

(e) Independent Contractor Status.  Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor.  During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. The Company will not make deductions for taxes from any Consulting Fees paid.  Personal income and self-employment taxes for Consulting Fees paid to Executive shall be the sole responsibility of Executive.  Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to the Consulting Fees.

(f) Protection of Information.  Executive agrees that, during the Consulting Period and thereafter, Executive will not, except for the purposes of performing the Transition Duties, seek to obtain any confidential or proprietary information or materials of the Company.

3. Final Paycheck; Payment of Accrued Wages and Expenses.

(a) Final Paycheck.  As soon as administratively practicable on or after the Separation and Retirement Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Separation and Retirement Date, subject to standard payroll deductions and withholdings.  Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b) Business Expenses.  The Company shall reimburse Executive for all outstanding expenses incurred prior to the Separation and Retirement Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.  Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement.

4. Separation and Retirement Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution of this Agreement and Executive’s performance of his continuing obligations pursuant to this Agreement and the Confidentiality Agreement, to provide Executive the severance benefits set forth below.  Specifically, the Company and Executive agree as follows:

(a) Separation and Retirement Payments.  From the period commencing on the Separation and Retirement Date and ending on January 31, 2016, Executive shall be entitled to receive continued payments of Executive’s base salary in the aggregate amount of nine (9) months’ of Executive’s base salary, less applicable withholdings and deductions (such aggregate amount, the “Separation and Retirement Amount”).  Such continued payments of the Separation and Retirement Amount shall be made in monthly installments on the following schedule: 1/9th of the Separation and Retirement Amount on each of November 30, 2015 and December 31, 2015 and the remaining unpaid Separation and Retirement Amount on January 31, 2016.  Such payments will be contingent upon this Agreement becoming irrevocable as provided herein and upon Executive’s continued performance of all obligations under this Agreement and the Confidentiality Agreement.

(b) Equity Awards.  The Company shall accelerate the vesting of the Option and Restricted Shares with respect to that number of unvested shares as otherwise would have vested had Executive continued employment with the Company for the six (6)-month period immediately following the Separation and Retirement Date.  The Option and Restricted Shares shall otherwise remain subject in all respects to the terms and conditions of the Option Agreement and Restricted Share Agreement, respectively, and the applicable equity plans.

(c) Healthcare Continuation Coverage.  If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents through the earlier of (i) the nine (9)-month anniversary of the Separation and Retirement Date or (ii) the date on which Executive and/or Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, that after the Company ceases to directly pay or reimburse premiums pursuant to the preceding, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. After the Company ceases to reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.  Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.

(d) Taxes.  Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e) SEC Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report certain transactions in Company common stock for six (6) months following the Separation and Retirement Date.  Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions until the end of such six (6) month period.

(f) Sole Separation Benefit.  Executive agrees that the payments provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement.  Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

5. Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.  Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, any offer letter, employment agreement, severance and/or change in control agreement, and each such agreement other than the Option Agreement and Restricted Share Agreement shall be deemed terminated and of no further effect as of the Separation and Retirement Date.

6. Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a) Released Claims.  On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Unreleased Claims.  Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v) Claims for indemnification under any indemnification agreement, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and

(vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c) Acknowledgement.  In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i) Executive should consult with an attorney before signing this Agreement;

(ii) Executive has been given at least twenty-one (21) days to consider this Agreement;

(iii) Executive has seven (7) days after signing this Agreement to revoke it.  If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to [Name], 8000 Marina Blvd., #300, Brisbane, California  94005, fax: (650) 616-0075.  Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Agreement, other than as provided in Section 3 hereof.

(d) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7. Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service.  Executive further agrees that:

(a) Non-Disparagement.  Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately.  The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately.  Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b) Transfer of Company Property.  On or before the Consulting Period End Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

8. Executive Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

9. No Assignment by Executive.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

10. Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

11. Miscellaneous.  This Agreement, collectively with the Confidentiality Agreement, the Option Agreement and the Restricted Share Agreement comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof.  The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13. Maintaining Confidential Information.  Executive reaffirms his obligations under the Confidentiality Agreement.  Executive acknowledges and agrees that the payments provided in Section 4 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

14. Executive’s Cooperation.  After the Separation and Retirement Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: October 7, 2015
/s/ Howard Raff
Howard Raff

AIMMUNE THERAPEUTICS, INC.
DATED: October 7, 2015

	By:	/s/ Ken Boehm
	Name:	Ken Boehm
	Title:	Vice President, Human Resources